                                                                     Exhibit 2.5

================================================================================



                          ASSET ACQUISITION AGREEMENT

                                     AMONG

                   HOME HEALTH CORPORATION OF AMERICA, INC.,
                               AND ITS NOMINEES,

                                  PDN, INC.,
                              MEDICAL I.V., INC.,

                                      AND

                                MARK H. O'BRIEN



                               December 4, 1996

================================================================================

                               TABLE OF CONTENTS

                                                                                                  Page
1.    Certain Definitions; Purchase and Sale of Assets; Assumption of Certain Liabilities............1
      -----------------------------------------------------------------------------------
           1.1    Certain Definitions................................................................1
                  -------------------
           1.2    Purchased Assets...................................................................2
                  ----------------
           1.3    Excluded Assets....................................................................3
                  ---------------
           1.4    Assumption of Certain Liabilities by Purchaser.....................................3
                  ----------------------------------------------
           1.5    Excluded Liabilities...............................................................4
                  --------------------
           1.6    No Expansion of Third-Party Rights.................................................4
                  ----------------------------------
           1.7    Assets Owned by Related Parties....................................................5
                  -------------------------------

2.    Acquisition Price and Closing..................................................................5
      -----------------------------
           2.1    Acquisition Price..................................................................5
                  -----------------
           2.2    Manner of Payment..................................................................5
                  -----------------
           2.3    The Closing........................................................................6
                  -----------
           2.4    Closing Date Minimum Assets; Adjustment of Acquisition Price.......................6
                  ------------------------------------------------------------
           2.5    Determination of Preliminary Contingent Acquisition Price
                  ---------------------------------------------------------
                  and Acquisition Price..............................................................7
                  ---------------------
           2.6    Closing Costs; Transfer Taxes & Fees...............................................8
                  ------------------------------------

3.    Representations and Warranties of the Selling Parties..........................................8
      -----------------------------------------------------
           3.1    Organizational Status..............................................................8
                  ---------------------
           3.2    Qualification......................................................................8
                  -------------
           3.3    Authorization; No Conflict.........................................................9
                  --------------------------
           3.4    Financial Statements of Seller; Undisclosed Liabilities............................9
                  -------------------------------------------------------
           3.5    Compliance with Laws..............................................................10
                  --------------------
           3.6    Permits...........................................................................10
                  -------
           3.7    Litigation........................................................................10
                  ----------
           3.8    Real Property; Contracts..........................................................10
                  ------------------------
           3.9    [INTENTIONALLY DELETED]...........................................................11
                  -----------------------
           3.10   Inventory.........................................................................11
                  ---------
           3.11   Consents..........................................................................11
                  --------
           3.12   Intellectual Property Rights......................................................12
                  ----------------------------
           3.13   Equipment.........................................................................12
                  ---------
           3.14   Title; Sufficiency and Location of Assets.........................................12
                  -----------------------------------------
           3.15   Certain Relationships.............................................................12
                  ---------------------
           3.16   Employee Benefit Plans............................................................12
                  ----------------------
           3.17   Employee and Independent Contractor Relations.....................................13
                  ---------------------------------------------
           3.18   Transactions with Related Parties.................................................13
                  ---------------------------------
           3.19   No Material Adverse Change; Absence of Certain Changes............................13
                  ------------------------------------------------------
           3.20   Books and Records.................................................................14
                  -----------------
           3.21   Taxes.............................................................................14
                  -----
           3.22   No Other Agreements to Sell the Assets............................................15
                  --------------------------------------
           3.23   Environmental.....................................................................15
                  -------------
           3.24   Solvency..........................................................................16
                  --------
           3.25   Insurance.........................................................................16
                  ---------
           3.26   Non-Solicitation..................................................................16
                  ----------------
           3.27   Disclosure........................................................................16
                  ----------

4.    Representations and Warranties of Purchasing Parties..........................................17
      ----------------------------------------------------
           4.1    Organizational Status.............................................................17
                  ---------------------
           4.2    Qualification.....................................................................17
                  -------------
           4.3    Authorization; No Conflict........................................................17
                  --------------------------
           4.4    Consents..........................................................................17
                  --------
           4.5    Financial Statements of HHCA; Undisclosed Liabilities.............................18
                  -----------------------------------------------------
           4.6    Litigation........................................................................18
                  ----------
           4.7    No Material Adverse Change........................................................18
                  --------------------------
           4.8    Disclosure........................................................................18
                  ----------

5.    Covenants of the Parties......................................................................19
      ------------------------
           5.1    Continuance of Business...........................................................19
                  -----------------------
           5.2    Access to Information.............................................................19
                  ---------------------
           5.3    Governmental Permits and Approvals; Consents......................................20
                  --------------------------------------------
           5.4    Maintenance of Permits............................................................20
                  ----------------------
           5.5    Employees; Employee Compensation..................................................20
                  --------------------------------
           5.6    Accounts Receivable...............................................................20
                  -------------------
           5.7    Title; Risk of Loss...............................................................20
                  -------------------
           5.8    Regulatory Approvals..............................................................21
                  --------------------
           5.9    Subordination Agreement...........................................................21
                  -----------------------
           5.10   Refunding to Seller of Certain Prepaid Expenses...................................21
                  -----------------------------------------------
           5.11   Disclosure Schedules..............................................................21
                  --------------------
           5.12   The Purchasing Parties' Conduct of the Business
                  -----------------------------------------------
                   During Earn-out Period...........................................................21
                   ----------------------

6.    Conditions Precedent to Purchasing Parties' Obligations.......................................22
      -------------------------------------------------------
           6.1    Closing Under LHS/Holdings Acquisition Agreement..................................22
                  ------------------------------------------------
           6.2    Regulatory Approvals..............................................................22
                  --------------------
           6.3    Absence of Litigation.............................................................22
                  ---------------------
           6.4    Absence of Liens..................................................................22
                  ----------------
           6.5    Due Diligence.....................................................................22
                  -------------
           6.6    No Breach of Management Agreement.................................................22
                  ---------------------------------
           6.7    Closing Deliveries................................................................22
                  ------------------

7.    Conditions Precedent to the Selling Parties' Obligations......................................23
      --------------------------------------------------------
           7.1    Closing Under LHS/Holdings Acquisition Agreement..................................23
                  ------------------------------------------------
           7.2    Absence of Litigation.............................................................23
                  ---------------------
           7.3    Closing Deliveries................................................................23
                  ------------------

8.    Deliveries at the Closing.....................................................................23
      -------------------------
           8.1    Selling Parties' Deliveries.......................................................23
                  ---------------------------
           8.2    Purchasing Parties' Deliveries....................................................25
                  ------------------------------


9.    Miscellaneous...............................................................................................25
      -------------
           9.1    Further Assurances..............................................................................25
                  ------------------
           9.2    Access to Records...............................................................................25
                  -----------------
           9.3    Severability....................................................................................26
                  ------------
           9.4    Notices.........................................................................................26
                  -------
           9.5    Entire Agreement................................................................................27
                  ----------------
           9.6    Amendments and Waivers; Non-Contractual Remedies................................................27
                  ------------------------------------------------
           9.7    Governing Law...................................................................................27
                  -------------
           9.8    Binding Effect; Assignment......................................................................28
                  --------------------------
           9.9    Joint and Several...............................................................................28
                  -----------------
           9.10   Beneficiaries of Agreement......................................................................28
                  --------------------------
           9.11   Counterparts; Facsimile Signatures..............................................................28
                  ----------------------------------
           9.12   Exhibits and Schedules..........................................................................28
                  ----------------------
           9.13   Holidays........................................................................................28
                  --------
           9.14   Headings........................................................................................29
                  --------

                        LIST OF EXHIBITS AND SCHEDULES
                        ------------------------------

                                   EXHIBITS
                                   --------

2.2(c)           Form of Note
2.2(d)           Form of Subscription Agreement
5.9              Form of Subordination Agreement
8.1(g)           Form of Opinion of Selling Parties' Counsel
8.2(i)           Form of Opinion of Purchasing Parties' Counsel


                                   SCHEDULES
                                   ---------

1.3         Excluded Assets
3.5(b)      Medicare/Medicaid Compliance
3.6         Permits
3.7         Litigation
3.8(b)      Real Property Leases
3.8(c)      Personal Property Leases
3.8(d)      Contracts
3.10        Inventory
3.11        Selling Party Consents
3.12        Intellectual Property Rights
3.13        Equipment
3.16        Employee Benefit Plans
3.17(b)     Employment Agreements
3.17(c)     Employees/Independent Contractors
3.18        Related Party Transactions
3.19        Certain Changes
3.21        Taxes
3.23        Environmental
3.25        Insurance
4.4         Purchasing Parties' Consents
5.10        Prepaid Expenses to be Refunded to Seller

                          ASSET ACQUISITION AGREEMENT

     THIS ASSET ACQUISITION AGREEMENT ("Agreement") is made as of December 4, 1996, by and among HOME HEALTH CORPORATION OF AMERICA, INC., a Pennsylvania corporation ("HHCA"), and its nominees ("Purchaser"), PDN, INC., a Texas corporation ("PDN"), MEDICAL I.V., INC., a Texas corporation ("MIV" and together with PDN, "Seller"), and MARK H. O'BRIEN, an individual and sole shareholder of Seller ("Shareholder"). Purchaser and HHCA are sometimes collectively referred to herein as the "Purchasing Parties". Seller and the Shareholder are sometimes collectively referred to herein as the "Selling Parties".

     Background.  Seller is engaged in the business of providing Medicaid-
     ----------
reimbursed home nursing services, private duty home nursing services, infusion services and related services in the home health care industry in Texas (the "Business"). The Purchasing Parties and their affiliates are engaged in the States of Pennsylvania, New Jersey, Delaware, Maryland and Florida in the business of: (i) providing private duty or Medicare-reimbursable nursing and related health care services and equipment to home-bound patients (including without limitation bedside care and treatment, infusion therapy, pharmaceutical and rehabilitative services); (ii) providing mobile diagnostic services; (iii) selling durable medical equipment; and (iv) the providing of respiratory services and related equipment. Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the Purchased Assets (as hereinafter defined) and Business in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing Background and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Certain Definitions; Purchase and Sale of Assets; Assumption of Certain
     -----------------------------------------------------------------------
Liabilities.
-----------

     1.1  Certain Definitions.  As used in this Agreement, the following terms
          -------------------
have the following meanings unless the context otherwise requires:

          (a) "affiliate", with respect to any person, means any other person controlling, controlled by or under common control with such person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of capital stock, by contract or otherwise.

          (b) "business day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or other day of the year on which banks are authorized or required by law to close.

          (c) "EBITDA" means earnings or operating income of Seller or of the Business before deduction of the following expenses: (i) interest; (ii) taxes;
(iii) depreciation; (iv) amortization; (v) home office cost allocations of the Prospect, Kentucky office of LHS Holdings, Inc., a Kentucky corporation and affiliate of Seller ("Holdings"), for periods prior to the Closing Date (as hereinafter defined); (vi) any item of expense accruing after the LHS/Holdings Closing Date (as hereinafter defined) treated as "extraordinary" pursuant to the application of GAAP (as hereinafter defined); (vii) any amount paid to, or accrued for the benefit of, David Parker in respect of his sale to the Seller of his interest in the business of MIV; (viii) the cost of any audit of the financial statements of Seller or of the Business, as the case may be that Purchaser requires to be performed; (ix) home office cost allocations of HHCA's King of Prussia, Pennsylvania office for periods after the Closing Date; (x) the amount of any management fee to paid by Seller under the Management Agreement (as hereinafter defined); and (xi) the costs and expenses associated with three (3) additional salespeople to be employed by Seller.

          (d) "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, or local, or any agency or instrumentality of any such government or political subdivision.

          (e) "herein", "hereby", "hereunder", "hereof" or other equivalent words refer to this Agreement and not solely to the particular section or portion of this Agreement in which any such word is used.

          (f) "includes", "including" or other equivalent words mean "including, without limitation".

          (g) "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          (h) "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

          (i) "Related Party" means (A) any past or present affiliate of Seller or (B) any director, officer, or partner of any affiliate of Seller, (C) the Shareholder or (D) any relative or spouse of any such person or entity.

     1.2  Purchased Assets.  On the terms and subject to the conditions
          ----------------
contained in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser, free and clear of all liens or other encumbrances, all assets, properties and rights in existence, of whatever kind or nature, real, personal or mixed, tangible and intangible, wherever situated and located, of Seller, that are used or useful in, or accounted for as part of, the Business, whether or not reflected on the books and records of Seller (collectively referred to herein as the "Purchased Assets"), except for the Excluded Assets (as hereinafter defined). The Purchased Assets include all of Seller's right, title and interest in and to the following: (a) all inventory and supplies (collectively, "Inventory"); (b) all furniture, fixtures, equipment and machinery, durable medical equipment (whether or not used for demonstration purposes), vehicles, computer hardware and software, improvements, parts and other tangible personal property other than Inventory (collectively, "Equipment"); (c) all those certain lots and pieces of ground together with the buildings, structures and improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto (the "Owned Real Property"); (d) all leasehold interests created by all leases of personal property (the "Personal Property Leases") or real property (the "Real Property Leases") under which Seller is a lessee or lessor; (e) all of Seller's interest in all buildings, structures and improvements located on any real property subject to a Real Property Lease ("Leased Real Property"), together with Seller's interest in all fixtures, equipment and leasehold improvements; (f) all prepaid expenses, advance payments, deferred charges, rights of offset, deposits and claims for refunds, credits and the like (collectively, "Prepaid Expenses"); (g) all licenses, permits, franchises, registrations, approvals and operating rights to the extent transferable under applicable law or with any required consent, including all licenses, certificates of need, permits and authorizations, occupancy and other permits and licenses used in connection with the Business (collectively, "Permits"); (h) all intellectual property rights of Seller, including the right to use computer software programs, patents and applications therefor, know-how, trade secrets, business and marketing plans, copyrights and applications therefor, trademarks, service marks, trade names and all logos, names and slogans used by Seller in conjunction with the Business (collectively, "Intellectual Property Rights"); (i) all rights of Seller under all contracts, agreements and commitments (including employment agreements, independent contractor agreements, provider and managed care agreements and contracts and other agreements relating to the provision of home health care related services, the Real Property Leases and the Personal Property Leases) (collectively, the "Contracts"); (j) copies of all books and records, manuals, files and operating data, as required by the Purchasing Parties (including payroll records, employee benefits records, employee information, accounts payable records, inventory records, maintenance records and asset history records, patient and provider lists, referral source lists, credit reports, marketing and service records, credit information, any financial information, any nurse registries, and computer software and data in computer readable and/or machine readable form used to maintain such books and records, together with the media on which such software and data are stored and all documentation relating thereto) (collectively, "Books and Records"); (k) all of Seller's claims, causes of action, and rights of recovery arising out of, or relating to, events or occurrences involving Seller prior to the Closing Date, whether asserted or commenced before, on or after the Closing Date; (l) all telephone and facsimile numbers used by Seller in connection with the Business; and (m) all other assets, properties and rights of every kind and nature owned or held by Seller on the Closing Date with respect to the ownership or operation of the Business (including all associated goodwill), whether or not referred to specifically in this Section 1.2.
     -----------

     1.3  Excluded Assets.  The Purchased Assets shall exclude the following
          ---------------
(collectively, the "Excluded Assets"): (a) all cash and cash equivalents; (b) all accounts receivable, billed and unbilled, generated in the conduct of the Business prior to the Closing Date (collectively, "Accounts Receivable") and records with respect thereto (provided that Purchaser shall be provided with copies of all such records); (c) the minute books, stock record books and tax returns of Seller; (d) the capital stock of PDN and MIV; (e) Seller's rights under this Agreement; and (f) those assets set forth on Schedule 1.3.
                                                        ------------

     1.4  Assumption of Certain Liabilities by Purchaser.  In partial
          ----------------------------------------------
consideration of the sale of the Purchased Assets hereunder, on the Closing Date, Purchaser shall assume and agree to discharge and perform those liabilities and obligations accruing on and after the Closing Date solely under the executory portion of any Contract to which Seller is a party that is listed on Schedules 3.8(b), 3.8(c) or 3.8(d) and is a Purchased Asset (collectively,
   ----------------------------------
the "Assumed Liabilities").

     1.5  Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser
          --------------------
does not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Seller, and Seller agrees to pay and satisfy when due any such liabilities and obligations not expressly assumed by Purchaser (except where such liabilities or obligations are being contested in good faith by Seller), including the following liabilities and obligations (whether asserted before, on or after the Closing Date) (the "Excluded Liabilities"): (a) Seller's third party accounts payable and accrued expenses ("Accounts Payable and Accrued Expenses"); (b) any obligations of Seller to any Related Party other than leases or contracts with a Related Party set forth on

Schedules 3.8(b), 3.8(c) or 3.8(d) (unless it is noted on any such schedule that
----------------------------------
Purchaser is not assuming any such contract); (c) subject to any other agreement among the parties, any liabilities for legal, accounting and other professional fees and expenses incurred by Seller in connection with the preparation of, negotiation of, and performance under, this Agreement; (d) any liabilities for taxes of any nature; (e) any liabilities to pay severance benefits, if any, to employees of Seller accrued prior to the Closing Date or whose employment is terminated by Seller in connection with this Agreement; (f) any liabilities arising out of claims, suits or proceedings arising out of events or conditions existing prior to the Closing Date as a result of any environmental pollution or any noncompliance with any federal, state or local statute, ordinance or promulgated rule or regulation, any judicial or administrative order or judgment, any duties imposed by common law and any provision or condition of any permit, license or other operating authorization ("Environmental Laws") relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance (as hereinafter defined) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or any Regulated Substance; as used herein, the term "Regulated Substance" shall mean any substance that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any Environmental Law; (g) any liability for deferred compensation, commissions or fees payable to employees or consultants or independent contractors of the Business and attributable to services provided to Seller prior to the Closing Date, and any liabilities under any Employee Benefit Plan (as hereinafter defined); (h) any liabilities of Seller as a borrower, co-borrower or guarantor under any loan agreements or other credit facilities; (i) any liability in respect of claims or litigation (whether asserted or commenced before, on or after the Closing Date) arising out of or relating to the conduct of the Business prior to the Closing Date; (j) any liabilities under insurance policies, permits, licenses and governmental orders, directives and agreements;
(k) any liabilities for (i) medical, dental, disability income, life insurance, accidental death benefits, whether insured or self-insured, for claims incurred or for disabilities occurring prior to the Closing Date, or (ii) workers' compensation (both long-term and short-term) benefits, whether insured or self-insured, to the extent accruing or based upon exposure to conditions prior to the Closing Date, or for claims incurred or for disabilities occurring prior to the Closing Date, which liabilities described in (k)(i) or (k)(ii) above arise by virtue of an employment, consulting or other similar relationship at any time with Seller; and (l) without limitation by the specific enumeration of the foregoing, all liabilities of Seller not expressly assumed by Purchaser pursuant to the provisions of Section 1.4.
                     -----------

     1.6  No Expansion of Third-Party Rights.  The assumption by Purchaser of
          ----------------------------------
the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser as compared to the rights and remedies that such third party would have had against Seller had Purchaser not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights.

     1.7  Assets Owned by Related Parties.  If any Related Party owns any assets
          -------------------------------
that are used or were used within the last year in the operation of the Business and such assets are not reflected on Schedules 3.8(b), 3.8(c) or 3.8(d), or
                                     ----------------------------------
necessary to allow Purchaser to continue to operate the Business as it is presently operated, Seller shall cause such Related Party to transfer any such assets not reflected on Schedules 3.8(b), 3.8(c) or 3.8(d) to Seller prior to
                        ----------------------------------
the Closing Date (at no cost to Purchaser), and such assets shall become Purchased Assets. To the extent that Seller or any Related Party owns any assets that are useful to the Business, but which do not constitute Purchased Assets, Seller shall, if requested by Purchaser, grant (or, with respect of any Related Party, cause any such Related Party to grant) Purchaser an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license to utilize such assets in connection with the operation of the Business after the Closing Date.

2.   Acquisition Price and Closing.
     -----------------------------

     2.1  Acquisition Price.  The aggregate acquisition price for the
          -----------------
Purchased Assets shall be an aggregate amount equal to: (i) Four Million Six Hundred Thousand Dollars ($4,600,000); plus (ii) the product derived by multiplying 4.5 by the EBITDA of the Business for the twelve (12) month period ended December 31, 1997 as shown on an EBITDA statement of the Business for such period prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), plus assumption of the Assumed Liabilities (the "Acquisition Price").

     2.2  Manner of Payment.  Subject to adjustment as provided in Sections
          -----------------                                        --------
2.4 and 2.5:
-----------

          (a) At the Closing, Purchaser shall assume the Assumed Liabilities by written instrument of assumption;

          (b) At the Closing, Purchaser shall pay to Seller an aggregate amount (the "Closing Cash Payment") equal to: (i) Three Million One Hundred Thousand Dollars ($3,100,000); plus (ii) 66-2/3% of the Preliminary Contingent Acquisition Price (as hereinafter defined);

          (c) At the Closing, Purchaser and HHCA shall issue to Seller a subordinated Promissory Note in the original principal amount of: (i) One Million Dollars ($1,000,000); plus (ii) 13-1/3% of the Preliminary Contingent Acquisition Price, substantially in the form of Exhibit 2.2(c) (the "Note");
                                                --------------

          (d) At the Closing, Purchaser shall deliver to Seller unregistered shares of common stock of HHCA having an aggregate value equal to: (i) Five Hundred Thousand Dollars ($500,000); plus (ii) 20% of the Preliminary Contingent Acquisition Price (the "Shares") based upon the arithmetic average of the last transaction price quoted by the NASDAQ System on the ten (10) trading days ending two (2) business days immediately prior to the Closing Date, which Shares will be subject to the terms of a Subscription Agreement (the "Subscription Agreement") among the Selling Parties and HHCA substantially in the form of
Exhibit 2.2(d);
--------------

          (e) On March 31, 1998, Purchaser shall pay to Seller an aggregate amount equal to 50% of the difference derived by subtracting: (A) the sum of the Preliminary Contingent Acquisition Price and $4,600,000; from (B) the Acquisition Price (provided that such difference is a positive number); and

          (f) On June 30, 1998, Purchaser shall pay to Seller an aggregate amount equal to 50% of the difference derived by subtracting: (A) the sum of the Preliminary Contingent Acquisition Price and $4,600,000; from (B) the Acquisition Price (provided that such difference is a positive number).

As used herein, the term, "Preliminary Contingent Acquisition Price" means the product derived by multiplying 4.5 by the EBITDA of Seller for the twelve (12) month period ended on the last day of the calendar month that is not more than two months prior to the Closing Date as shown on an EBITDA statement of Seller for such period (the "Preliminary EBITDA Statement") prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (e.g., if the Closing occurs in April 1997, the Preliminary EBITDA Statement for purposes of calculating the Preliminary Contingent Acquisition Price shall be for the 12-month period ended February 28, 1997).

     2.3  The Closing.  Unless this Agreement shall have been earlier terminated
          -----------
in accordance with the terms of any other agreement among the parties, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker, 1900 Market Street, Suite 700, Philadelphia, Pennsylvania 19103, not earlier than the later to occur of (i) April 2, 1997 and (ii) the fifth (5th) business day after Purchaser provides written notice to Seller that the Regulatory Approvals (as hereinafter defined) relating to the transfer of the Purchased Assets have been received in accordance with the terms of Section 5.9 (the "Approval Date"); provided,
                             -----------                        --------
however, that in no event shall Closing occur after the later of the Approval
-------
Date and June 30, 1997. The date on which the Closing shall occur is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

     2.4  Closing Date Minimum Assets; Adjustment of Acquisition Price.
          ------------------------------------------------------------

          (a) The portion of the Acquisition Price to be paid at Closing shall be decreased to the extent (the "Minimum Assets Deficiency") that the "Closing Date Minimum Assets" (as hereinafter defined) of Seller (as reflected on the Closing Date Balance Sheet (as hereinafter defined)) is less than $75,000 (the "Required Closing Date Minimum Assets"). The term "Closing Date Minimum Assets" shall mean the aggregate value (determined in accordance with GAAP) of Seller's:
(1) Inventory meeting the standards set forth in Section 3.10, plus (2)
                                                 ------------
Equipment (net of accumulated depreciation) meeting the standards set forth in
Section 3.13, plus (3) Prepaid Expenses (but only to the extent that Purchaser
------------
is: (i) able to utilize and receive the benefits thereof after the Closing and
(ii) not required to refund them pursuant to Section 5.10).
                                             ------------

          (b) At least two (2) business days prior to the Closing, Seller will deliver to Purchaser a good faith estimate of the Minimum Assets Deficiency, if any (the "Estimated Minimum Assets Deficiency"), such estimate to be deducted from the portion of the Acquisition Price to be paid at the Closing.

          (c)   As promptly as practicable (but in no event later than ninety
(90) calendar days after the Closing Date), Purchaser shall deliver to Seller
(i) a balance sheet of Seller dated as of the opening of business on the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP and consistent with Seller's past practices and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing Purchaser's determination of the Minimum Assets Deficiency, if any, and Purchaser's allocation of the Acquisition Price among the Purchased Assets. Seller must, within five (5) business days after Seller's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to Purchaser specifying in reasonable detail Seller's objections, if any, with respect thereto or Purchaser's determination of the Closing Date Balance Sheet, the Minimum Assets Deficiency, if any, and the Acquisition Price allocation shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the five (5) business day period (the "Resolution Period") after the date of Purchaser's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to Ernst & Young, L.L.P. or any other nationally-recognized accounting firm mutually acceptable to the parties (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within twenty (20) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

          (d) If the Minimum Assets Deficiency, if any, is greater than the Estimated Minimum Assets Deficiency, Seller shall pay such shortfall (together with interest at the rate of eight percent (8%) from the Closing Date) to Purchaser within five (5) days after its final determination pursuant to this
Section 2.4. Seller and Purchaser agree not to assert, in connection with any
-----------
tax return, tax audit or similar proceeding, any allocation of the Acquisition Price that differs from that determined pursuant to this section.

     2.5  Determination of Preliminary Contingent Acquisition Price and
          -------------------------------------------------------------
Acquisition Price.
-----------------

          (a) At least fifteen (15) business days prior to the Closing Date, Seller shall deliver to Purchaser the Preliminary EBITDA Statement and an accompanying statement (the "Preliminary Contingent Acquisition Price Calculation Statement") reasonably detailing Seller's determination of the Preliminary Contingent Acquisition Price. Purchaser must, within five (5) business days after Purchaser's receipt of the Preliminary EBITDA Statement and Preliminary Contingent Acquisition Price Calculation Statement, give written notice (the "Pre-Closing Notice") to Seller specifying in reasonable detail Purchaser's objections, if any, with respect thereto or Seller's determination of the Preliminary Contingent Acquisition Price shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the five (5) business day period (the "Pre-Closing Resolution Period") after the date of Seller's receipt of the Pre-Closing Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Pre-Closing Resolution Period, then within five (5) business days after the expiration of the Pre-Closing Resolution Period, all disputes shall be submitted to the Independent

Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within twenty (20) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

          (b) As promptly as practicable after December 31, 1997 (but in no event later than March 31, 1998), Purchaser shall deliver to Seller (i) an audited EBITDA Statement with respect to the Business for the twelve (12) month period ended December 31, 1997 (the "Final EBITDA Statement") and (ii) an accompanying statement (the "Post-Closing Statement") reasonably detailing Purchaser's determination of the Acquisition Price. The cost of preparing the Final EBITDA Statement and the Post-Closing Statement shall be borne by the Purchaser. Seller must, within five (5) business days after Seller's receipt of the Final EBITDA Statement and Post-Closing Statement, give written notice (the "Post-Closing Notice") to Purchaser specifying in reasonable detail Seller's objections, if any, with respect thereto or Purchaser's determination of the Final EBITDA Statement, and the Acquisition Price shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the five (5) business day period (the "Post-Closing Resolution Period") after the date of Purchaser's receipt of the Post-Closing Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Post-Closing Resolution Period, then within five (5) business days after the expiration of the Post-Closing Resolution Period, all disputes shall be submitted to the Independent Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within twenty (20) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

     2.6  Closing Costs; Transfer Taxes and Fees. Seller and Purchaser shall
          --------------------------------------
each pay one-half of the amount of any documentary and transfer taxes and any sales, use, incremental franchise or other taxes imposed by the transfers of Purchased Assets and any deficiency, interest or penalty asserted with respect thereto. Purchaser shall pay: (i) any fees and costs of recording or filing all applicable conveyancing instruments described in Sections 8.1(a), and (ii) all
                                                 ---------------
application and filing costs of applying for new Permits and obtaining the transfer of existing Permits that may be lawfully transferred.

3.   Representations and Warranties of the Selling Parties. Each of the Selling
     -----------------------------------------------------
Parties represents and warrants to Purchaser as follows:

     3.1  Organizational Status.  Each of PDN and MIV is a corporation duly
          ---------------------
organized, validly existing and in good standing under the laws of the State of Texas. Each of PDN and MIV has all requisite power and authority to own, lease and operate its assets, properties, and the Business, and to carry on the Business as now being and as heretofore conducted.

     3.2  Qualification.  Each of PDN and MIV is duly qualified to do business
          -------------
and is in good standing in all states or jurisdictions in which the nature of the Business as presently operated by it or the character of the property owned or leased by it with respect to the Business makes such qualification or authorization necessary, unless the failure to do so would not have a material adverse effect on the Business or the Purchased Assets.

     3.3  Authorization; No Conflict.
          --------------------------

          (a) Seller has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Selling Parties and constitutes, and each of the other agreements and documents to be delivered by the Selling Parties hereunder when executed and delivered by the Selling Parties will constitute, the valid and binding obligation of the Selling Parties, enforceable in accordance with their respective terms.

          (b) The execution, delivery and performance of this Agreement by the Selling Parties and the documents and other agreements to be delivered hereunder by the Selling Parties and the consummation of the transactions contemplated hereby and thereby by the Selling Parties will not (i) violate any provision of the articles of incorporation or bylaws of PDN or MIV, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which any of the Selling Parties is a party or by or to which they or any of their respective assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which any of the Selling Parties, or the assets, properties or Business of Seller is bound, (iv) violate any statute, law or regulation, or
(v) violate or cause any revocation of or limitation on any Permit (A) that is necessary to the lawful conduct of the Business or (B) the violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on the Purchased Assets or the Business.

     3.4  Financial Statements of Seller; Undisclosed Liabilities.
          -------------------------------------------------------

          (a) Seller has delivered to Purchaser copies of Seller's audited annual balance sheet and income statement as of December 31, 1995 and unaudited interim balance sheet and income statement as of June 30, 1996 (collectively, the "Financial Statements"). As used herein, the term "Balance Sheet Date" shall mean June 30, 1996. The Financial Statements (i) fairly present the financial condition, assets and liabilities of Seller as of their respective dates and the results of operations for the periods then ended, (ii) were prepared in accordance with GAAP, and (iii) were prepared from the books and records of Seller.

          (b) Seller does not have any liabilities or obligations except (i) liabilities reflected and reserved against in the balance sheet as of the Balance Sheet Date that have not been paid or discharged since the date thereof, and (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice and none of which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Business or the Purchased Assets.

     3.5  Compliance with Laws.
          --------------------

          (a) Seller is in, and has operated in, compliance with all applicable federal (including 42 U.S.C. (S) 1320a-7b(b) et seq. and 42 U.S.C.
                                                        -- ---
(S) 1 395nn et seq.), state and local laws, regulations and ordinances
            -- ---
(including those relating to reimbursement, reporting requirements, certification standards, limitations on ownership and other financial relationships between a provider and its referral sources, pharmaceuticals, medical devices, and the provision of medical and related services) and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting the Business or the Purchased Assets.

          (b) Seller is certified for participation in, and is a party to valid provider agreements for payment by, federal Medicare and Texas Medicaid programs (the "Programs"). Except as set forth on Schedule 3.5(b): (i) all of
                                                  ---------------
the cost reports of Seller, if any, including Seller's home office cost reports for the Programs for their last three (3) fiscal years, have been filed when due and were prepared in all material respects in accordance with all applicable laws, regulations and principles governing reimbursement under the Programs;
(ii) there are no pending appeals, judgments, challenges, audits, litigation or notices with respect to the Programs; and (iii) Seller has not, directly or indirectly, offered, paid, solicited or received any remuneration in return for the referral of products or services in violation of the Programs, any federal or state laws and regulations promulgated thereunder, or any requirements imposed by third-party payors.

     3.6  Permits.  Schedule 3.6 sets forth all of the Permits necessary to
          -------   ------------
operate the Business as now operated, and such Permits are validly issued in the name of Seller. Such Permits are in full force and effect, are unimpaired by any acts or omissions of Seller, are valid for the balance of the current license term, if any, applicable generally to each such Permit, are transferrable by Seller to Purchaser with such consents of third parties as are set forth in Schedule 3.11, if permitted under applicable law and regulations,
             -------------
and are sufficient in all material respects to permit the continued lawful operation of the Business by Purchaser.

     3.7  Litigation.  Except as set forth on Schedule 3.7, there is no
          ----------                          ------------
action, suit, claim, arbitration, investigation or other legal or administrative proceeding or audit or claim by any insurance company or managed care organization (collectively, "Actions") pending or, to the Selling Parties' knowledge, threatened against Seller, any of the Purchased Assets, or any employee of Seller; nor, to their knowledge, are there any facts upon which any such Action may reasonably be expected to be based. There is not outstanding any order, writ, injunction, decree, or judgment of any court, governmental or regulatory body or arbitration tribunal applicable to Seller, the Business or the Purchased Assets.

     3.8  Real Property; Contracts.
          ------------------------

          (a)   Seller has no Owned Real Property.

          (b)   Schedule 3.8(b) sets forth a list of the Real Property Leases.
                ---------------

          (c)   Schedule 3.8 (c) sets forth a list of all of the Personal
                ----------------
                Property Leases.

          (d)   Schedule 3.8(d) sets forth a list of all of the following
                ---------------
Contracts (written or oral) relating to the Business to which Seller is a party or by or to which Seller is or the Purchased Assets are bound or subject: (i) contracts and other agreements for the sale of any of the assets or properties of the Business (except for the sale of inventory in the ordinary course of business) or for the grant to any person of any preferential rights to purchase any of the assets or properties relating to the Business; (ii) contracts and other agreements containing covenants of Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Seller in any line of business or in any geographical area; (iii) contracts and other agreements (including options) relating to the acquisition by Seller of any operating business or the capital stock of or other interest in any other person; (iv) contracts (including options) for the purchase of any asset, tangible or intangible; (v) contracts and other agreements requiring the payment to any person of a royalty, override or similar commission or fee; (vi) contracts and other agreements relating to the borrowing of money; (vii) contracts and other agreements for the employment, or restricting the employment, of any salaried employee of Seller, or for the engagement of independent contractors by Seller; (viii) third-party payor agreements (including provider agreements for the Programs), managed care agreements, and agreements relating to the provision of health care, nursing, pharmaceuticals, goods and services; (ix) all insurance policies or binders of insurance that relate to the Business (including malpractice insurance); and (x) any other material contract or other agreement whether or not made in the ordinary course of business.

          (e) There have been delivered to Purchaser true and complete copies of all of the Contracts (including the Real Property Leases and the Personal Property Leases). All of the Contracts are valid, in full force and effect and binding upon Seller, and to Seller's knowledge, the other parties thereto, enforceable in accordance with their respective terms; and Seller has satisfied in full or provided for all liabilities and obligations thereunder through the date hereof, is not in material default under any of them, nor, to Seller's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default. To Seller's knowledge, no other party to any Contract is in default thereunder, nor, to Seller's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default.

     3.9  [INTENTIONALLY DELETED.]
          ---------------------

     3.10 Inventory.  The Inventory was purchased in the ordinary course of
          ---------
business and consists only of new and complete items of Inventory (i.e., all component parts are included). All Inventory that is obsolete, discontinued or of below standard quality was discounted in value to net realizable value on such Schedule. None of the Inventory is unusable or not saleable in the lawful and ordinary course of business because of legal restrictions, failure to meet specifications, damage, physical deterioration or for any other cause. Set forth on Schedule 3.10 is a detailed list of the Inventory on the date hereof.
         -------------

     3.11 Consents.  Except for the consent of such third parties as are
          --------
separately identified on Schedule 3.11, no approval, consent or authorization
                         -------------
of, or registration or filing with any person is required in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby (including with respect to any Permit, Intellectual Property Right, or any Contract).

     3.12 Intellectual Property Rights.  All Intellectual Property Rights are
          ----------------------------
listed and described on Schedule 3.12 and are valid, uncontested and in good
                        -------------
standing subject to no liens or other encumbrances, and, to Seller's knowledge, Seller owns or possesses adequate and enforceable rights to use all of the foregoing with no conflict with or infringement by Seller of the asserted rights of others. To Seller's knowledge, there is no infringement by any party whatsoever of any of such Intellectual Property Rights and no event has occurred that constitutes, or with notice or lapse of time or both that may constitute, a default by Seller or any other party of any of the Intellectual Property Rights. Seller possesses and will convey to Purchaser all rights, licenses or other authority to use all Intellectual Property Rights without payment of any royalties or other consideration. Seller uses no trade names other than "PDN" and "Medical I.V.".

     3.13 Equipment.  To Seller's knowledge, the Equipment was purchased in
          ---------
bona fide third party transactions for fair market value, is in good operating condition and repair, useable for the purposes for which it is intended, reasonable wear and tear excepted, and is in compliance with all manufacturers' specifications and industry standards and regulations. Seller has maintained the Equipment in accordance with all warranties provided by the vendors or
manufacturers thereof.   All leases, conditional sales contracts, franchises or
licenses pursuant to which Seller may hold or use any interest owned or claimed by Seller (including options) in or to Equipment are in full force and effect and, to Seller's knowledge, there is no default or event that, with notice or lapse of time or both, would constitute such a default. Set forth on Schedule
                                                                      --------
3.13 is a detailed list of the Equipment on the date hereof.  Schedule 3.13 also
----                                                          -------------
lists all motor vehicles and other Equipment for which a certificate of title or origin is required in order to transfer title from Seller to Purchaser.

     3.14 Title; Sufficiency and Location of Assets.  Seller has good and
          -----------------------------------------
marketable title to all of the Purchased Assets and each of PDN and MIV will at the Closing convey to Purchaser good and marketable title to all of the Purchased Assets, in each case free and clear of any lien or other encumbrance. The Purchased Assets constitute all of the assets and properties used or held for use in the Business, except for the Excluded Assets. All of Seller's assets are located within the State of Texas.

     3.15 Certain Relationships.  Seller has no knowledge that any referral
          ---------------------
source, material supplier of the Business or party to an agreement (including any third-party payor agreement) with Seller intends to cancel or otherwise modify its relationship with Seller or the Business or to decrease materially or limit its referrals, purchases, services, supplies or materials from or to Seller or the Business.

     3.16 Employee Benefit Plans.
          ----------------------

          (a)   Schedule 3.16 contains a true and complete list of any pension,
                -------------
profit sharing, deferred compensation, commission, incentive compensation, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or program that Seller maintains or to which Seller has any present or future obligation to contribute (the "Employee Benefit Plans"). Seller has delivered to Purchaser true and complete copies of all documents relating to the

Employee Benefit Plans, including annual reports on Form 5500 and actuarial and valuation reports. Seller does not have any contract or understanding, whether legally binding or not, to create any additional Employee Benefit Plan.

          (b)   With respect to each Employee Benefit Plan described on
Schedule 3.16, (i) Seller has made all payments required to be made by it, and
-------------
(ii) Seller has operated and currently operates such plans in compliance with the plan documents and, to the extent applicable, ERISA and the Code.

          (c) Seller does not maintain or contribute to any employee pension benefit plan as defined in Section 3(2) of ERISA. Neither Seller nor any affiliate are (nor were any of their respective predecessors) obligated to contribute to any multi-employer plan as defined in Section 3(37) of ERISA in which any employee of the Business is a participant. Neither Seller nor any affiliate have ever (nor had any of their respective predecessors) completely or partially withdrawn (within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980) from any multi-employer plan.

     3.17 Employee and Independent Contractor Relations.
          ---------------------------------------------

          (a) Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to the demands of organized labor relating to employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. Seller has not at any time during the last three (3) years had, nor, to Seller's knowledge, is there now threatened,
(i) a strike, picket, work stoppage or work slowdown relating to the Business or
(ii) any unfair labor practice complaint against Seller before the National Labor Relations Board.

          (b)   Except as set forth on Schedule 3.17(b), there are no
                                       ----------------
agreements, arrangements or understandings that would restrict the ability of Seller to terminate the employment of any or all of Seller's employees for any lawful reason or for no reason at all, without penalty or liability.

          (c)   Set forth on Schedule 3.17(c) is (i) the name, past twelve
                             ----------------
months' salary and most recent bonus of each salaried employee of Seller and
(ii) the name and past twelve months' remuneration of each independent contractor of Seller.

     3.18 Transactions with Related Parties.  Except as set forth on Schedule
          ---------------------------------                          --------
3.18, no Related Party has (i) borrowed money from or loaned money to Seller
----
that remains outstanding, (ii) any contractual or other claims, express or implied, of any kind whatsoever against Seller, (iii) any interest in any property or assets used by or useful to Seller or the Business except as reflected on Schedules 3.8(b), 3.8(c) or 3.8(d), or (iv) been a director,
             ----------------------------------
officer, or employee of, or had any direct or indirect interest in, any entity that has done business with Seller or the Business.

     3.19 No Material Adverse Change; Absence of Certain Changes.
          ------------------------------------------------------

          (a) Since the Balance Sheet Date, there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Business or in the Purchased Assets, and, to the knowledge of Seller, no such change is threatened. Since the Balance

Sheet Date, Seller has conducted the Business only in the ordinary course and there has been no damage, destruction or loss materially adversely affecting the business, prospects, operations or condition (financial or otherwise) of the Business or the Purchased Assets, whether or not covered by insurance. Since such date, there has been no loss or interruption in the use of any material Permit.

          (b)  Since the Balance Sheet Date, except as set forth in
Schedule 3.19, Seller has not: (i) mortgaged, pledged or subjected to any lien
-------------
or other encumbrance any of the Purchased Assets except in the ordinary course of business; (ii) acquired or disposed of any Purchased Assets or properties except in the ordinary course of business; (iii) forgiven or canceled any debts or waived any rights arising under or in connection with any of the Purchased Assets; (iv) adopted, canceled, terminated or amended any material agreement (including any third-party payor agreement); (v) incurred or assumed any debt, obligation or liability except in the ordinary course of business; (vi) made any wage or salary increase or bonus, or increase in any other direct or any indirect compensation or any severance or termination pay, for or to any employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, except for annual increases in compensation of employees made in the ordinary course consistent with past practices; (vii) entered into any agreement with any labor union or association representing any employee or adopted, entered into or amended any employee benefit plan except as necessary to comply with ERISA or other applicable legal requirements; (viii) entered into any lease that requires or involves annual lease payments of $2,500 or more; (ix) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;
(x) entered into any merger, consolidations, recapitalization or other business combination or reorganization; (xi) made any loans, advances or capital contributions to or investments in any person; (xii) done anything to affect adversely the relationship of Seller with patients, independent contractors, clients, customers, providers, referral sources, third-party payors or any material suppliers or with any governmental or regulatory body; (xiii) made any change in any method of accounting practice; (xiv) made any payment or distribution on account of capital stock; or (xv) entered into any other contract or other agreement or other transaction respecting the Business or the Purchased Assets other than in the ordinary course of business consistent with past practices.

     3.20 Books and Records.  Seller has made and kept its Books and Records
          -----------------
that are complete and correct in all material respects and, in reasonable detail, accurately and fairly reflect the activities of Seller and all material transactions of the Business.

     3.21 Taxes.  Except as set forth on Schedule 3.21:
          -----                          -------------

          (a) Seller has timely filed with the appropriate taxing authorities all true, correct and complete tax returns for federal, state, municipal, payroll, withholding, excise, income, sales, use, unemployment compensation, personal property, use and occupancy, business and occupation, mercantile, real estate, franchise and other taxes (all the foregoing taxes, including interest and penalties thereon and estimated taxes, being hereinafter collectively referred to as "Taxes") required to be filed so as to prevent any lien or other encumbrance on any of the Purchased Assets. Seller has delivered to Purchaser complete and accurate copies of all Seller's federal, state and local tax returns for the past three (3) years, together with copies of all significant correspondence between Seller and any taxing authorities during such period. Seller is not and has not been a member of any consolidated group for tax purposes.

          (b) All Taxes have been timely paid or an adequate reserve has been established therefor in the Financial Statements, and Seller does not have any liability for Taxes in excess of the amounts so paid or reserves so established.

          (c) The income tax returns of Seller have not been audited by the Internal Revenue Service ("IRS") or any other relevant taxing authority within the past five (5) years. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller or the Shareholder (with respect to matters pertaining to the Business) within such period. Within the past five (5) years, there have been no pending or, to the best of Seller's knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes in any jurisdiction, and there are no matters under discussion with any governmental or regulatory body with respect to Taxes that are likely to result in an additional liability for Taxes. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

     3.22 No Other Agreements to Sell the Assets.  Neither Seller nor any
          --------------------------------------
Related Party has any commitment or legal obligation to any other person other than Purchaser to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the ordinary course of business), to sell or effect a sale of any of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     3.23 Environmental.  Except as set forth on Schedule 3.23:
          -------------                          -------------

          (a) None of the properties included in the Purchased Assets or to be leased by Purchaser has underground or above ground storage tanks, or has had any leak, spill, disposal, discharge, or release (collectively, "Release") of any Regulated Substance.

          (b) There are no asbestos-containing materials on or in the Purchased Assets or any buildings or facilities thereon or to be leased to Purchaser, nor are there any electrical transformers, fluorescent light fixtures with ballasts, or other equipment containing PCB's in excess of legal requirements on such properties.

          (c) None of the properties included in the Purchased Assets has generated "hazardous waste" or "hazardous substances" or "toxic substances" (as defined in applicable Environmental Laws), nor have any of such properties been used by Seller for the use, treatment, transportation, storage, handling or disposal of any "hazardous waste" or "hazardous substance" or "toxic substance". To Seller's knowledge, none of the properties included in the Purchased Assets or to be leased by Purchaser has ever appeared on any Federal or state list or registry of hazardous or toxic waste disposal sites (active or inactive), nor has Seller ever received any notice or claim from the Federal or any state or local government or agency concerning the alleged or threatened Release of any such waste or substance.

          (d) There have been no environmental audits or assessments that have been conducted at any Real Property site since the dates of Seller's occupancy thereof, either by Seller or any attorney, environmental consultant or engineer engaged by Seller or, to Seller's knowledge, by any other person for such purpose.

          (e) Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any environmental condition.

     3.24 Solvency.  Seller is, and after giving effect to the transactions
          --------
contemplated hereby will be, solvent and is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors, and no trustee, receiver or liquidator has been appointed for Seller or any of its properties.

     3.25 Insurance.  Set forth on Schedule 3.25 is a list and description
          ---------                -------------
(including coverages) of all insurance policies or binders of insurance that relate to the Business (including malpractice insurance), correct and complete copies of which have been delivered to Purchaser. All of the insurable properties of Seller is insured by such policies. No notice of reduction in coverage, increase in premium, or cancellation or non-renewal with respect to, or disallowance of any material claim under, any such policy or binder has been received by Seller. All such policies provide coverage with insurers of recognized responsibility to the extent and in the manner (i) customary for the home health care industry and (ii) required by law and all agreements to which Seller is a party or otherwise bound. All such policies provide coverage on an "occurrence", rather than a "claims made", basis. Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders.

     3.26 Non-Solicitation.  Since October 9, 1996, Seller has not (nor has any
          ----------------
Related Party), directly or indirectly, solicited, initiated, encouraged, entertained or participated in discussions or negotiations, entered into any agreements relating to, or consummated any transaction with respect to any offer for purchase or sale of any interest in Seller, or any acquisition, combination or similar transaction involving Seller, the Business or Seller's assets, stock or employees (a "Third-Party Proposal") with any person other than Purchaser or Purchaser's representatives.

     3.27 Disclosure.  No representation, warranty or statement of the
          ----------
Selling Parties contained in this Agreement, in any Schedule or Exhibit, or any agreement or document delivered under this Agreement or in connection herewith contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. Copies of all documents furnished by or on behalf of the Selling Parties to Purchaser are complete and accurate in all material respects. There is no fact that Seller has not disclosed to Purchaser that could reasonably be expected to have a material adverse effect on the Business, its prospects, financial condition, results of operations, assets or liabilities or could reasonably be expected to have a material and adverse effect on the ability of the Selling Parties to perform this Agreement.

4.   Representations and Warranties of the Purchasing Parties.  The Purchasing
     --------------------------------------------------------
Parties hereby represent and warrant to the Selling Parties as follows:

     4.1  Organizational Status.  HHCA is a corporation duly organized,
          ---------------------
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser, when formed will be duly organized, validly existing and in good standing under the laws of is jurisdiction of formation. Each of the Purchasing Parties has (or will have, in the case of Purchaser) all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

     4.2  Qualification.  Each of the Purchasing Parties is duly qualified to
          -------------
do business (or will be duly qualified, in the case of Purchaser) and is in good standing (or will be in good standing, in the case of Purchaser) in all states or jurisdictions in which the nature of its business as presently operated by it or the character of the property owned or leased by it with respect to its business makes such qualification or authorization necessary.

     4.3  Authorization; No Conflict.
          --------------------------

          (a) Each of the Purchasing Parties has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be delivered hereunder and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by HHCA and constitutes, and each of the other agreements and documents to be delivered by each of the Purchasing Parties hereunder when executed and delivered by each of the Purchasing Parties will constitute, the valid and binding obligation of each of the Purchasing Parties enforceable in accordance with their respective terms.

          (b) The execution, delivery and performance of this Agreement by each of the Purchasing Parties and the documents and other agreements to be delivered hereunder by each of the Purchasing Parties and the consummation of the transactions contemplated hereby and thereby by each of the Purchasing Parties will not (i) violate any provision of HHCA's or Purchaser's articles of incorporation or bylaws (or other organizational documents), (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which any of the Purchasing Parties is a party or by or to which any of them or any of their respective assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which any of the Purchasing Parties, or any of their respective assets, properties or business are bound, (iv) violate any statute, law or regulation, or (v) violate or cause any revocation of or limitation on any permit (A) that is necessary to the lawful conduct of the business of any of the Purchasing Parties or (B) the violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on the business of any of the Purchasing Parties.
     4.4  Consents.  Except for the consent of such third parties as are
          --------
separately identified on Schedule 4.4, no approval, consent or authorization of,
                         ------------
or registration or filing with any person is required in connection with the execution and delivery of this Agreement by any of the Purchasing Parties or the consummation of the other transactions contemplated hereby.

     4.5  Financial Statements of HHCA; Undisclosed Liabilities.
          -----------------------------------------------------

          (a) HHCA has delivered to Seller copies of HHCA's audited balance sheet and income statement as of June 30, 1996 (collectively, the "Financial Statements"). As used herein, the term "HHCA Balance Sheet Date" shall mean June 30, 1996. The Financial Statements (i) fairly present the financial condition, assets and liabilities of HHCA as of the HHCA Balance Sheet Date and the results of operations for the period then ended, (ii) were prepared in accordance with GAAP, and (iii) were prepared from the books and records of HHCA.

          (b) HHCA does not have any liabilities or obligations except (i) liabilities reflected and reserved against in the balance sheet as of the HHCA Balance Sheet Date that have not been paid or discharged since the date thereof, and (ii) liabilities incurred since the HHCA Balance Sheet Date in the ordinary course of business and consistent with past practice and none of which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the ability of the Purchasing Parties to consummate the transactions hereunder.

     4.6  Litigation.  There are no Actions pending or, to the Purchasing
          ----------
Parties' knowledge, threatened against any of the Purchasing Parties, or any of their respective employees; nor, to their knowledge, are there any facts upon which any such Action may reasonably be expected to be based, except for such Actions that have not had and would not reasonably be expected to have a material adverse effect on the business of the Purchasing Parties. There is not outstanding any order, writ, injunction, decree, or judgment of any court, governmental or regulatory body or arbitration tribunal applicable to the Purchasing Parties or their businesses..

     4.7  No Material Adverse Change.  Since the HHCA Balance Sheet Date,
          --------------------------
there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Purchasing Parties and, to the knowledge of Purchasing Parties, no such change is threatened. Since the HHCA Balance Sheet Date, the Purchasing Parties have conducted their respective businesses only in the ordinary course and there has been no damage, destruction or loss materially adversely affecting the business, operations or condition (financial or otherwise) of the Purchasing Parties, whether or not covered by insurance.

     4.8  Disclosure.  No representation, warranty or statement of the
          ----------
Purchasing Parties contained in this Agreement, in any Schedule or Exhibit, or any agreement or document delivered under this Agreement or in connection herewith contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. Copies of all documents furnished by or on behalf of the Purchasing Parties to Seller are complete and accurate in all material respects. There is no fact that the Purchasing Parties have not disclosed to Seller that could reasonably be expected to have a material adverse effect on the ability of the Purchasing Parties to perform this Agreement.

5.   Covenants of the Parties.  The Selling Parties and Purchasing Parties
     ------------------------
covenant and agree with each other as follows:

     5.1  Continuance of Business.  From the date hereof until the LHS/Holdings
          -----------------------
Closing Date (as hereinafter defined), Seller agrees that it will, unless otherwise consented to in writing by Purchaser: (a) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore carried on; (b) preserve intact the Permits and the present business organization of the Business; (c) use best efforts to keep available the services of the present employees and independent contractors of the Business (except as provided in Section 5.5); (d) encourage such employees to accept
                       -----------
employment with Purchaser (if such employment is offered); (e) use best efforts to preserve its relationships with patients, customers, clients, providers, referral sources (including physicians and other health care providers), suppliers and others having business dealings with the Business to the end that its goodwill and ongoing business shall be conducted on substantially the same basis on the Closing Date as on the date hereof; (f) perform all of its obligations under all contracts and other agreements relating to the Business, including the discharge of all tax obligations and accounts payable of the Business according to the terms and conditions of all invoices therefor; (g) maintain true, correct and complete books of account and records relating to the Business; (h) comply with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business; (i) promptly upon its knowledge thereof, advise Purchaser in writing of the termination or resignation of any employee whose cash compensation is in excess of an annual rate of $50,000 or independent contractor whose cash compensation is in excess of an annual rate of $50,000 and, to its knowledge, the circumstances therefor; (j) not take or permit to be taken any action that is represented and warranted in Section
                                                                   -------
3.19(b) not to have been taken since the Balance Sheet Date; (k) not make,
-------
change, or revoke any tax election or make any agreement or settlement with any taxing authority; (l) not make any payments to or enter into or modify any existing agreement or arrangement with any Related Party; (m) not hire any employees (except in the ordinary course of business to replace employees of Seller whose employment with Seller is terminated), (n) keep in full force and effect insurance of the same type and in amounts at least equal to that carried by Seller with respect to the Business on the date hereof; (o) maintain sufficient levels of Inventory in the ordinary course of business; (p) maintain the Equipment in at least the same condition as such exists on the date hereof, normal wear and tear excepted; and (q) promptly upon its knowledge thereof, advise Purchaser in writing of: (i) any material adverse change in the financial condition, prospects or operations of the Business; (ii) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a material violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided, however,
                                                              --------  -------
that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

     5.2  Access to Information.  From and after the date hereof, the
          ---------------------
Purchasing Parties shall be entitled, through their employees and representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Business and such examination of the books, records and financial condition of the Business as Purchaser reasonably requests, and Seller shall fully cooperate with Purchaser in connection with such investigation. No investigation by

Purchaser shall diminish, obviate, constitute a waiver as to the enforcement of, or affect Purchaser's right to rely on, any of the representations, warranties, covenants or agreements of Seller under this Agreement.

     5.3  Governmental Permits and Approvals; Consents.  Seller shall use its
          --------------------------------------------
best efforts to obtain promptly (a) all permits and approvals from any governmental or regulatory body required to be obtained by Seller for lawful consummation of the Closing, (b) the consents set forth or required to be set forth on Schedule 3.11 and (c) appropriate estoppel representation letters in
         -------------
form and substance reasonably satisfactory to Purchaser from the lessors under the Real Property Leases. The Purchasing Parties will fully cooperate in connection with Seller's obtaining of such permits, approvals, consents and estoppel letters, including without limitation, by providing any necessary documents and information.

     5.4  Maintenance of Permits.  Seller shall at all times prior to the
          ----------------------
Closing Date preserve and maintain each of the material Permits free and clear of all liens and other encumbrances. Seller shall not take any action that would cause any governmental or regulatory body to institute proceedings regarding any material Permit or take any other action that would result in Seller being in noncompliance in any material respect with the requirements of or any governmental or regulatory body having jurisdiction thereof that would impair Seller's qualifications to be the assignor of such Permits or Purchaser's rights with respect thereto.

     5.5  Employees; Employee Compensation.
          --------------------------------

          (a) Purchaser has informed Seller that Purchaser may offer employment on an "at will" basis to certain employees of PDN and MIV (collectively, " Employees") immediately after the Closing. Immediately prior to Closing, Seller shall terminate the employment of all Employees that Purchaser intends to hire. Seller waives any claims against Purchaser or any Employees arising from such employment (including arising from any employment agreement or noncompetition agreement). Nothing contained in this Agreement shall confer upon any Employee any right with respect to continued employment by Seller or Purchaser. No provision of this Agreement shall create any third-party rights in any Employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such Employee by Purchaser or under any benefit plan that Purchaser may maintain.

          (b) Seller agrees to discharge when due all liabilities to any employee of the Business under all pay and compensation practices applicable to the Business and under any employment agreements entered into prior to the Closing Date. Seller shall pay all severance costs in respect of employees severed prior to the Closing Date.

     5.6  Accounts Receivable.  Between the date hereof and the Closing Date,
          -------------------
Seller will use prudent credit and collection procedures in order to collect the Accounts Receivable so as not to jeopardize Purchaser's future customer, patient, provider and third-party payor relations.

     5.7  Title; Risk of Loss.  Legal title and risk of loss with respect to
          -------------------
the Purchased Assets shall not pass to Purchaser until the Purchased Assets are transferred at the Closing. If prior to the

Closing Date any of the Purchased Assets are destroyed or damaged by fire or other casualty, or are otherwise unable to be conveyed to Purchaser at the Closing, Purchaser may, at its option, (i) require that Seller replace or restore such property; or (ii) elect to receive at the Closing a reduction in the portion of the Acquisition Price to be paid at Closing in an amount reasonably estimated by Purchaser to replace or repair such property.

     5.8  Regulatory Approvals.  The parties agree that in order to consummate
          --------------------
the transactions contemplated hereby, all material federal, state and local governmental or regulatory approvals (collectively, the "Regulatory Approvals") must be obtained, subject to Purchaser's right to waive in writing this condition on behalf of the parties.

     5.9  Subordination Agreement.  At the Closing, Seller will enter into a
          -----------------------
Seller Subordination Agreement with CoreStates Bank, N.A. ("Senior Lender") substantially in the form of Exhibit 5.9 (the "Subordination Agreement").
                             -----------

     5.10 Refunding to Seller of Certain Prepaid Expenses. Notwithstanding
          -----------------------------------------------
anything to the contrary contained in Section 1.2, Purchaser agrees that in the
                                      -----------
event that any of the Prepaid Expenses set forth on Schedule 5.10 are refunded
                                                    -------------
to the Purchaser after the Closing Date, it will pay such amounts over to Seller.

     5.11 Disclosure Schedules.  As of the date of execution of this
          --------------------
Agreement, the Selling Parties have not delivered to the Purchasing Parties the Schedules to this Agreement (and supporting agreements and documents) that are required to be delivered hereunder by the Selling Parties ("Selling Parties' Disclosure Schedules"). Within ten (10) business days after the date hereof, the Selling Parties will deliver a complete set of Selling Parties' Disclosure Schedules to the Purchasing Parties, who shall then have five (5) business days after receipt of Selling Parties' Disclosure Schedules to review the same and to either advise the Selling Parties that the Selling Parties' Disclosure Schedules are acceptable or, if not, to provide comments thereon to the Selling Parties. If the Purchasing Parties do not so advise or provide comments to the Selling Parties within such five (5) business day period, the Purchasing Parties shall be deemed to have accepted the Selling Parties' Disclosure Schedules. With respect to any disagreement over the Selling Parties' Disclosure Schedules, the parties shall negotiate in good faith during the five (5) business day period after the date of the Selling Parties' receipt of the Purchasing Parties' comments to discuss such comments and to attempt to reach agreement concerning the Selling Parties' Disclosure Schedules. If the parties are unable to reach agreement, the Purchasing Parties shall have the right, in their sole discretion, to terminate this Agreement at any time during such negotiation period if the Selling Parties' Disclosure Schedules are not acceptable to the Purchasing Parties. The Selling Parties agree that during the Purchasing Parties' review of the Selling Parties' Disclosure Schedules, Purchaser may elect not to assume certain of the contracts or other agreements that are listed thereon.

     5.12 The Purchasing Parties' Conduct of the Business During Earn-Out
          ---------------------------------------------------------------
Period.  From the Closing Date through December 31, 1997 (the "Earn-Out
------
Period"), each of the Purchasing Parties agrees that it will not, unless consented to in writing by Seller, remove April Anthony, Maura Coriston, Amy Figgins or Gene Schulle (collectively, the "Executives") from the management of the

Business, subject in each case to the terms of the Executives' respective employment agreements with HHCA.

6.   Conditions Precedent to Purchasing Parties' Obligations.  The obligation
     -------------------------------------------------------
of the Purchasing Parties to consummate the acquisition of the Purchased Assets and assumption of the Assumed Liabilities under this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Purchasing Parties:

     6.1  Closing Under LHS/Holdings Acquisition Agreement.  The closing under
          ------------------------------------------------
that certain Asset Acquisition Agreement of even date herewith among HHCA and its nominees, Holdings, Liberty Health Services, Inc., a Texas corporation, Nurses Today M/C, Inc., a Texas corporation, and the Shareholder (the "LHS/Holdings Acquisition Agreement") shall have occurred. The date on which such closing occurs shall be referred to herein as the "LHS/Holdings Closing Date".

     6.2 Regulatory Approvals.  All Regulatory Approvals shall have been
         --------------------
received in accordance with the provisions of Section 5.9.
                                              -----------

     6.3 Absence of Litigation.  No Action shall have been instituted before
         ---------------------
any court or governmental or regulatory body by any person (other than the Purchasing Parties or any of their respective affiliates), or instituted or threatened by any governmental or regulatory body, to restrain or modify, in any respect that is materially adverse to Purchaser, the Business or the Purchased Assets, to prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or, if adversely determined, would reasonably be expected to have a materially adverse effect on the prospects, operation or condition (financial or otherwise) of the Business or the Purchased Assets.

     6.4 Absence of Liens.  At or prior to the Closing, the Purchasing
         ----------------
Parties shall have received a Uniform Commercial Code ("UCC") search report issued by the Texas and Kentucky Secretaries of State and any applicable local offices indicating that there are no filings under the UCC on file with such Secretaries of State and such local offices that name PDN or MIV as debtor or otherwise indicating any lien or other encumbrance on the Purchased Assets or, if any such liens or other encumbrances exist, such liens or other encumbrances shall be extinguished and removed at the Closing.

     6.5 Due Diligence.  On or before the LHS/Holdings Closing Date, the
         -------------
Purchasing Parties shall have conducted a legal, tax, accounting, regulatory and business due diligence investigation of the Business, the results of which investigation shall be satisfactory to the Purchasing Parties.

     6.6 No Breach of  Management Agreement.  The Selling Parties shall not be
         ----------------------------------
in breach of that certain Management Agreement to be entered into among Seller, Shareholder and HHCA on the LHS/Holdings Closing Date.

     6.7 Closing Deliveries.  The Selling Parties shall have delivered or
         ------------------
caused to be delivered to the Purchasing Parties at the Closing those items specified in Section 8.1.
             -----------

7.   Conditions Precedent to the Selling Parties' Obligations.  The obligation
     --------------------------------------------------------
of the Selling Parties to consummate the sale of the Purchased Assets and transfer of the Assumed Liabilities under this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Selling Parties:

     7.1  Closing Under LHS/Holdings Acquisition Agreement.  The closing under
          ------------------------------------------------
the LHS/Holdings Acquisition Agreement shall have occurred.

     7.2  Absence of Litigation.  No Action shall have been instituted before
          ---------------------
any court or governmental or regulatory body by any person (other than the Selling Parties or any Related Party) or instituted or threatened by any governmental or regulatory body, to prevent the carrying out of the transactions contemplated hereby; provided, however, that this condition shall be deemed to be waived by the Selling Parties if Purchaser agrees in writing to indemnify the Selling Parties for any such Action in accordance with the terms of Section 11.
                                                                    ----------

     7.3  Closing Deliveries.  The Purchasing Parties shall have delivered or
          ------------------
caused to be delivered to the Selling Parties at the Closing those items specified in Section 8.2.
             -----------

8.   Deliveries at the Closings.  The following deliveries shall be made at the
     --------------------------
Closing, each of which shall be conditional upon completion of all the others and all of which shall be deemed to have taken place simultaneously at the
Closing:

     8.1  Selling Parties' Deliveries.  At the Closing, the Selling Parties
          ---------------------------
shall deliver or cause to be delivered to the Purchasing Parties all of the following:

          (a) all conveyances, deeds, assignments, bills of sale, certificates of title, powers of attorney (including those to collect accounts receivable) and other appropriate conveyancing instruments transferring the Purchased Assets to Purchaser, free and clear of any lien or other encumbrance;

          (b) originals or copies of all Contracts or agreements constituting Purchased Assets to the extent not previously provided to the Purchasing Parties;

          (c) a certificate of the secretary of Seller attesting to (i) the resolutions adopted by the board of directors of Seller duly authorizing the execution, delivery and performance of this Agreement by Seller and the execution and delivery by Seller of all instruments and documents contemplated hereby, (ii) the signatures of the officers of Seller who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith and (iii) Seller's articles of incorporation and bylaws (each of which shall be attached as exhibits to such certificate);

          (d) a good standing certificate of each of PDN and MIV from the Secretary of State of Texas;

          (e) all required consents to the assignments of the Contracts that constitute Purchased Assets (containing, with respect to the Real Property Leases, appropriate estoppel representations in form and substance reasonably satisfactory to the Purchasing Parties);

          (f) the Subscription Agreement duly executed by Seller and the Shareholder;

          (g) the opinion of Craig L. Sparks, Esquire, counsel to the Selling Parties, substantially in the form of Exhibit 8.1(g);
                                      --------------

          (h)   the Seller Subordination Agreement duly executed by Seller;

          (i) releases, satisfaction pieces, and binding agreements, subject only to receipt of payments to be made at the Closing, to deliver UCC termination statements duly executed by each creditor of Seller releasing each of the liens or other encumbrances upon the Purchased Assets, in form and substance satisfactory to the Purchasing Parties;

          (j) detailed schedules listing all of the Inventory and Equipment to be acquired by Purchaser as of the Closing Date;

          (k) the amendments to PDN's and MIV's articles of incorporation as required by any other agreement among the parties; and

          (l) all such other documents and instruments as the Purchasing Parties or their counsel may reasonably request in order to consummate the transactions contemplated hereby.

     8.2  Purchasing Parties' Deliveries.  At the Closing, the Purchasing
          ------------------------------
Parties shall deliver or cause to be delivered to the Seller (or other appropriate persons that may be specified below) all of the following:

          (a) a written instrument of assumption providing for the assumption of the Assumed Liabilities;

          (b) the Closing Cash Payment (or any portion thereof to any other person(s) in order to discharge any lien or other encumbrance on the Purchased Assets);

          (c)   the Note duly executed by the Purchasing Parties;

          (d)   share certificates for the Shares duly executed by HHCA;

          (e)   the Subscription Agreement duly executed by HHCA;

          (f) a certificate executed by an executive officer of the Purchasing Parties confirming the matters set forth in Sections 7.2 and 7.3;
                                            ---------------------

          (g) a certificate of the secretary of the Purchasing Parties attesting to (i) the resolutions adopted by the board of directors of the Purchasing Parties duly authorizing the execution, delivery and performance of this Agreement by the Purchasing Parties and the execution and delivery by the Purchasing Parties of all instruments and documents contemplated hereby, (ii) the signatures of the officers of the Purchasing Parties who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith and (iii) the Purchasing Parties' articles of incorporation and bylaws (each of which shall be attached as exhibits to such certificate);

          (h) a good standing certificate of HHCA from the Secretary of State of Pennsylvania and a good standing certificate of Purchaser from the Secretary of State of its jurisdiction of formation; and

          (i) the opinion of Kleinbard, Bell & Brecker, counsel to the Purchasing Parties, substantially in the form of Exhibit 8.2(i).
                                                 --------------

9.   Miscellaneous.
     -------------

     9.1  Further Assurances.  Each of the parties shall execute such
          ------------------
agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

     9.2  Access to Records.  From and after the Closing Date, Seller shall
          -----------------
allow the Purchasing Parties, and their counsel, accountants and other representatives, such access to Seller's records that after the Closing are in the custody or control of Seller as the Purchasing Parties require in order to comply with their obligations under law or under contracts constituting Assumed Liabilities. From and after the Closing Date, the Purchasing Parties shall allow Seller, and their counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of the Purchasing Parties as Seller requires in order to comply with its obligations under law or under contracts constituting Excluded Liabilities.

     9.3  Severability.  Any provision of this Agreement that is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     9.4  Notices.  Any notice or other communication required or permitted
          -------
hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted by facsimile, electronic or digital transmission method with electronic confirmation; the next day if sent for next day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

          (a)   if to the Purchasing Parties, to:

                Home Health Corporation of America, Inc.
                2200 Renaissance Boulevard, Suite 300
                King of Prussia, PA 19406-2755
                Phone: (610) 272-1717
                FAX: (610) 272-3131
                Attention:  Mr. Bruce J. Feldman, President

                with a required copy to:

                Kleinbard Bell & Brecker
                1900 Market Street, Suite 700
                Philadelphia, PA 19103
                Phone: (215) 568-2000
                FAX: (215) 568-0140
                Attention:  Howard J. Davis, Esquire

          (b)   if to the Selling Parties, to:

                LHS Holdings, Inc.
                13400 U.S. Highway 42, Suite 290
                Prospect, KY 40059
                Phone: (502) 228-9698
                FAX: (502) 228-7016
                Attention: Mr. Mark H. O'Brien, President with a required copy to:

                Craig L. Sparks, Esquire
                Four Market Centre
                201 East Market Street, P.O. Box 768
                Jeffersonville, IN 47131-0768
                Phone: (812) 288-7732
                FAX: (812) 288-7866

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     9.5  Entire Agreement.  This Agreement (including the Schedules and
          ----------------
Exhibits) and the Indemnification Agreement together with the agreements, certificates and other documents delivered hereunder or thereunder contain the entire agreement between the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

     9.6  Amendments and Waivers; Non-Contractual Remedies.  This Agreement
          ------------------------------------------------
may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     9.7  Governing Law.  This Agreement shall be governed and construed in
          -------------
accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law or any rule of interpretation or construction as to which party drafted this Agreement, except with respect to matters of law concerning the internal corporate affairs of any corporate entity that is a party to or the subject of this Agreement (as to those matters of law, the jurisdiction under which the respective entity derives its powers shall govern).

     9.8  Binding Effect; Assignment.  Neither this Agreement nor any of the
          --------------------------
rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party, except that the Purchasing Parties may, without such consent, assign any and all such rights and obligations to any affiliate, provided that the Purchasing Parties shall remain liable for the discharge of such obligations, and the Purchasing Parties may, without such consent, assign any and all such rights and obligations to any purchaser of the Purchased Assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.9  Joint and Several.  Notwithstanding anything to the contrary herein
          -----------------
contained or otherwise: (i) the obligations of the Selling Parties under this Agreement shall be joint and several; and (ii) the obligations of the Purchasing Parties under this Agreement shall be joint and several

     9.10 Beneficiaries of Agreement.  The representations, warranties,
          --------------------------
covenants and agreements expressed in this Agreement are for the sole benefit of the other party hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.

     9.11 Counterparts; Facsimile Signatures.  This Agreement may be
          ----------------------------------
executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

     9.12 Exhibits and Schedules.  The Exhibits and Schedules are a part of
          ----------------------
this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     9.13 Holidays.  Whenever this Agreement provides for a date, day or
          --------
period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day.

     9.14 Headings.  The headings in this Agreement are for reference only,
          --------
and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   HOME HEALTH CORPORATION OF AMERICA, INC.


                                   By:
                                      ---------------------------------------
                                      Bruce J. Feldman, President


                                   PDN, INC.


                                   By:
                                      ---------------------------------------
                                      Name:
                                      Title:


                                   MEDICAL I.V., INC.


                                   By:
                                      ---------------------------------------
                                      Name:
                                      Title:


                                   ------------------------------------------
                                   Mark H. O'Brien, Individually